Exhibit 99.1
INVESTORS: Allan Kells
(816) 201-2445 allan.kells@cerner.com
MEDIA: Jennifer Bosshardt
(816) 201-0048 jennifer.bosshardt@cerner.com
Cerner’s Internet Home Page: www.cerner.com
Cerner Delivers Strong Revenue and Earnings
Continued strong levels of new business bookings
KANSAS CITY, Mo. — Oct. 19, 2006—Cerner Corp. (NASDAQ: CERN) today announced results for the 2006 third quarter that ended Sept. 30, delivering strong levels of new business bookings, revenue, earnings and cash flow. New business bookings in the third quarter were $352.1 million, which is up 17 percent over the third quarter of 2005 bookings of $301.1 million (before a unique large $149.4 million booking in the third quarter of 2005 related to the National Health Service initiative to automate clinical processes and digitize medical records in the Southern Cluster of England).
Third quarter 2006 revenues increased 17 percent to $345.5 million compared to $294.6 million in the year-ago quarter. On a Generally Accepted Accounting Principals (GAAP) basis, third quarter 2006 net earnings were $26.7 million, and diluted earnings per share were $0.33. Comparably, third quarter 2005 GAAP net earnings were $26.6 million, and diluted earnings per share were $0.33.
Third quarter 2006 net earnings and diluted earnings per share reflect the impact of adopting Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options. Adoption of SFAS 123R reduced third quarter 2006 net earnings and diluted earnings per share by $2.9 million and $0.03, respectively. Third quarter 2005 net earnings included an adjustment that increased net earnings $4.8 million due to a tax benefit from the carry back of a capital loss generated by the sale of Zynx Health Incorporated. Before these items, third quarter 2006 adjusted net earnings were $29.6 million, which is 36 percent higher than the $21.8 million of adjusted net earnings in the third quarter of 2005. Adjusted diluted earnings per share before these items were $0.36 in the third quarter of 2006 compared to $0.27 in the third quarter of 2005. Analysts’ consensus estimate for third quarter 2006 adjusted diluted earnings per share before stock options expense was $0.36.
Other Third Quarter Highlights:
•	Operating cash flow of $52.9 million compared to $46.9 million in the third quarter of 2005.

•	Days sales outstanding of 93 days compared to 98 days in the year-ago quarter.

•	Total revenue backlog of $2.38 billion, up 21 percent over the year-ago quarter. This is comprised of $1.93 billion of contract backlog and $452.3 million of support and maintenance backlog.

•	347 Cerner Millennium® solution implementations were completed. Cerner has now turned on more than 5,800 Cerner Millennium solutions at more than 1,050 client facilities worldwide.
“Cerner’s performance in the third quarter was strong,” said Neal Patterson, Cerner co-founder, chairman and chief executive officer. “Our record bookings along with strong earnings, revenue and cash flow reflect Cerner’s momentum in the rapidly expanding healthcare information technology marketplace. This momentum was recently validated by record attendance of more than 3,300 people from nine countries at Cerner’s Health Conference, where hundreds of clients shared real examples of how they are using IT to make healthcare safer, more efficient, and of higher quality.
“Our upcoming release of Cerner Millennium 2007 in November will solidify our leadership position in the HIT industry by strengthening what is already the most comprehensive suite of solutions offered by any healthcare IT provider on a common platform.”
Future Period Guidance
The company expects revenue in the fourth quarter of 2006 to be approximately $355 million to $365 million. This equates to 2006 full-year revenue in a range of $1.35 billion and $1.36 billion, reflecting about 17 percent growth over 2005, and higher than the previous range of $1.32 billion to $1.35 billion.
Cerner expects adjusted diluted earnings per share before stock options expense in the fourth quarter to be between $0.40 and $0.41, a 1 cent increase from prior expectations. For the full year, Cerner expects adjusted diluted earnings per share of $1.37 to $1.38 before stock options expense, which reflects growth of approximately 26 percent over 2005. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share in the fourth quarter by approximately $0.04, leading to expected diluted earnings per share between $0.36 and $0.37. The company expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share for 2006 by approximately $0.15, leading to expected diluted earnings per share of approximately $1.22 to $1.23.
Cerner expects new business bookings in the fourth quarter to be between $345 million and $360 million. The mid-point of the bookings guidance reflects 10 percent growth over the record fourth quarter of 2005 bookings of $320.8 million (adjusted for a unique large $65.5 million booking in the fourth quarter of 2005 related to the National Health Service initiative).
The company also indicated that current 2007 consensus estimates for adjusted diluted earnings per share of $1.69 before options expense is reasonable and expects SFAS No. 123R share-based compensation expense to reduce diluted earnings per share for 2007 by approximately $0.16. Cerner indicated that consensus estimates for 2007 revenue of $1.53 billion are also reasonable.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on third quarter results at 3:30 p.m. CT on Oct. 19. The dial-in number for the call is (617) 213-8856 with a pass code of Cerner. The replay number is (617) 801-6888 (Pass code: 45869833). The rebroadcast of the call will be available from approximately 6:30 p.m. CT, Oct. 19, through 6:30 p.m. CT, Oct. 22.
An audio webcast will be available both live and archived on Cerner’s Web site at www.cerner.com under the About Cerner section (click Investors, then Presentations and

Webcasts). A copy of the script used during the call will also be available at the same section of www.cerner.com.
Cerner Corp. is taking the paper chart out of healthcare, eliminating error, variance and waste in the care process. With more than 1,500 clients worldwide, Cerner is the leading supplier of healthcare information technology. The following are trademarks of Cerner: Cerner, Cerner Millennium, and Cerner’s logo. (NASDAQ: CERN), www.cerner.com.
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “guidance”, “expects”, “estimates”, and “reasonable” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subjected to infringement claims or may be infringed upon; risks associated with our global operations; recruitment and retention of key personnel; risks related to third party suppliers; risks inherent with business acquisitions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in our quarterly operating results; and, potential inconsistencies in our sales forecasts compared to actual sales. Additional discussion of these and other factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
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CERNER CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS

	Three Months		Three Months	YTD
	Ended	YTD	Ended	October 1, 2005
(In thousands, except per share data)	September 30, 2006 (1)	September 30, 2006 (1)	October 1, 2005 (2)	(2)(3)

Revenue
System sales	$125,180	356,394	110,173	315,315
Support, maintenance and services	210,265	612,068	175,208	495,460
Reimbursed travel	10,007	28,787	9,241	24,196

Total revenue	345,452	997,249	294,622	834,971

Margin
System sales	77,967	222,094	68,497	196,543
Support, maintenance and services	197,682	573,141	160,820	458,114

Total margin	275,649	795,235	229,317	654,657

Operating expenses
Sales and client service	144,198	425,599	117,010	342,141
Software development	62,160	182,064	53,968	151,999
General and administrative	25,414	71,788	21,142	60,077
Write-off of in process research and development	—	—	—	6,382

Total operating expenses	231,772	679,451	192,120	560,599

Operating earnings	43,877	115,784	37,197	94,058

Interest income	3,051	8,232	588	2,306
Interest expense	(3,064)	(9,416)	(1,946)	(6,772)
Other income	(33)	2,026	310	387

Non-operating income (expense), net	(46)	842	(1,048)	(4,079)

Earnings before income taxes	43,831	116,626	36,149	89,979
Income taxes	(17,103)	(45,881)	(9,593)	(31,100)

Net earnings	$26,728	70,745	26,556	58,879

Basic earnings per share	$0.34	0.91	0.35	0.79

Basic weighted average shares outstanding	77,844	77,508	75,778	74,108

Diluted earnings per share	$0.33	0.87	0.33	0.76

Diluted weighted average shares outstanding	81,796	81,536	79,794	77,880

Note 1:	Operating expenses for the three and nine months ended September 30, 2006 include share-based compensation expense. The impact of this expense for the quarter is a $2.9 million decrease, net of $1.8 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.03. The allocation of share-based compensation expense for the quarter is $2.8 million to Sales and client service, $1.1 million to Software development and $.8 million to General and administrative. The impact of this expense for the nine month period is a $8.9 million decrease, net of $5.5 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.11. The allocation of share-based compensation expense for the nine month period is $8.6 million to Sales and client service, $3.3 million to Software development and $2.5 million to General and administrative.

Note 2:	Includes a tax benefit of $4.8 million relating to the carryback of a capital loss generated by the sale of Zynx in the first quarter of 2004. The impact of this refund claim is a $4.8 million increase in net earnings and an increase in diluted earnings per share of $.06 for the three and nine months ended October 1, 2005.

Note 3:	Includes a charge for the write off of acquired in process research and development related to the acquisition of the medical business division of VitalWorks, Inc. The impact of this charge is a $3.9 million decrease, net of $2.4 million tax benefit, in net earnings and a decrease to diluted earnings per share of $.05 for 2005.

CERNER CORPORATION
ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE (1)

	Three Months		Three Months
	Ended	YTD	Ended	YTD
(In thousands, except per share data)	September 30, 2006	September 30, 2006	October 1, 2005	October 1, 2005

Net Income	$26,728	70,745	26,556	58,879
Share-based compensation expense	4,688	14,487	—	—
Income tax benefit of share-based compensation	(1,793)	(5,541)	—	—
Tax Benefit — Zynx	—	—	(4,794)	(4,794)
Write off of acquired in process research and development	—	—	—	6,382
Income tax benefit of acquired in process research and development	—	—	—	(2,441)

Adjusted net income (1)	$29,623	79,691	21,762	58,026

Adjusted basic earnings per share	$0.38	1.03	0.29	0.78

Basic weighted average shares outstanding	77,844	77,508	75,778	74,108

Adjusted diluted earnings per share	$0.36	0.98	0.27	0.75

Diluted weighted average shares outstanding	81,796	81,536	79,794	77,880

Note 1:	Adjusted net income excludes the after income tax benefit of share-based compensation expense and the write-off of acquired in process research and development and a tax benefit relating to the sale of Zynx. The exclusion of write-off of acquired in process research and development and the tax benefit relating to the sale of Zynx provides meaningful information regarding the Company’s operating results on a basis comparable with prior and future periods when the Company does not expect to have such a write-off, whereas the exclusion of share-based compensation expense provides meaningful information to investors regarding the Company’s operating results on a basis comparable with those of prior periods before the Company’s adoption of FAS 123(R).

CERNER CORPORATION
CONSOLIDATED BALANCE SHEETS

(In thousands)	September 30,	December 31,
	2006	2005

Assets

Cash and cash equivalents	$139,363	113,057
Short-term investments	148,080	161,230
Receivables, net	351,616	316,965
Inventory	18,108	9,585
Prepaid expenses and other	51,341	42,685
Deferred income taxes	7,832	8,109

Total current assets	716,340	651,631

Property and equipment, net	331,785	292,608
Software development costs, net	186,758	172,548
Goodwill, net	127,576	116,142
Intangible assets, net	56,574	60,448
Other assets	13,933	10,252

Total assets	$1,432,966	1,303,629

Liabilities

Accounts payable	$54,720	65,377
Current installments of long-term debt	19,285	28,743
Deferred revenue	89,561	79,890
Accrued payroll and tax withholdings	74,138	66,002
Other accrued expenses	43,596	20,078

Total current liabilities	281,300	260,090

Long-term debt	190,343	194,265
Deferred income taxes	73,359	72,922
Deferred revenue	16,188	14,533

Total liabilities	561,190	541,810

Minority owners’ equity interest in subsidiary	1,286	1,286
Stockholders’ Equity

Common stock	781	770
Additional paid-in capital	368,160	325,134
Retained earnings	501,007	430,262
Foreign currency translation adjustment	542	4,367

Total stockholders’ equity	870,490	760,533

Total liabilities and equity	$1,432,966	1,303,629